As filed with the Securities and Exchange Commission on March 6, 2009.
Registration No. 333-135540

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WILLBROS GROUP, INC.
(Exact name of registrant as specified in its charter)

Republic of Panama (State or other jurisdiction of incorporation or organization)	98-0160660 (I.R.S. Employer Identification Number)

Plaza 2000 Building
50th Street, 8th Floor
P.O. Box 0816-01098
Panama, Republic of Panama
+50-7-213-0947
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Dennis G. Berryhill
President
Willbros Group, Inc.
c/o Willbros United States Holdings, Inc.
4400 Post Oak Parkway, Suite 1000
Houston, Texas 77027
(713) 403-8000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

WITH COPIES TO:
Greg S. Scharlau, Esq.
Conner & Winters, LLP
211 East Dickson Street
Fayetteville, Arkansas 72701
(479) 582-5711
(479) 587-1426 (Facsimile)

     Approximate date of commencement of proposed sale of the securities to the public: Not Applicable.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

SIGNATURES

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 3 to Registration Statement on Form S-3 (Registration No. 333-135540) (the “Registration Statement”) of Willbros Group, Inc., a Republic of Panama corporation (the “Company”), is being filed solely to withdraw and remove from registration all securities that remain unsold under the Registration Statement.
     On March 3, 2009, pursuant to the Agreement and Plan of Merger dated December 10, 2008, among the Company, Willbros Group, Inc., a Delaware corporation (“Willbros Delaware”), and Willbros Merger, Inc., a Delaware corporation and wholly-owned subsidiary of Willbros Delaware (“Merger Sub”), Merger Sub was merged with and into the Company with the Company continuing as the surviving entity (the “Merger”). As a result of the Merger, the Company became a wholly-owned subsidiary of Willbros Delaware, and each share of the Company’s common stock, par value $0.05 per share, outstanding immediately prior to the effective time of the Merger automatically converted into the right to receive one share of Willbros Delaware’s common stock, par value $0.05 per share.
     In connection with the Merger and in accordance with an undertaking made by the Company in the Registration Statement, the Company hereby removes from registration all securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 6th day of March, 2009.

WILLBROS GROUP, INC.
By:	/s/ Dennis G. Berryhill
Dennis G. Berryhill
President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Dennis G. Berryhill Dennis G. Berryhill	Director and President (Principal Executive Officer and Authorized Representative in the United States)	March 6, 2009

/s/ Ira B. Selya Ira B. Selya	Treasurer (Principal Financial Officer and Principal Accounting Officer)	March 6, 2009

/s/ Gay Stanley Mayeux Gay Stanley Mayeux	Director	March 6, 2009

/s/ Lori Pinder Lori Pinder	Director	March 6, 2009

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